(a)(9)
                     MUNIYIELD MICHIGAN INSURED FUND, INC.


           Articles of Amendment to Articles Supplementary creating

                        Auction Market Preferred Stock(R)

     MUNIYIELD MICHIGAN INSURED FUND, INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

     FIRST: The Articles Supplementary, filed on November 17, 1992, and the Articles Supplementary, filed on December 1, 1994, each creation 1,000 shares of Auction Market Preferred Stock of the Corporation, as amended by Articles of Amendment to Articles Supplementary filed on December 1, 1994, (collectively, the "Articles Supplementary"), are hereby amended by these Articles of Amendment as follows:

     The 2,000 shares of preferred stock created by the Articles Supplementary and designated "Auction Market Preferred StockR" shall be redesignated hereby as "Auction Market Preferred Stock(R), Series A";

     SECOND: The foregoing amendment to the Articles Supplementary has been effected in the manner and by the vote required by the Corporation's Charter and the laws of Maryland. Pursuant to Section 2-603 of the Code, the amendment of the Articles Supplementary as herein above set forth has been duly advised, approved and adopted by a majority of the entire Board of Directors of the Corporation, there being no stock entitled to be voted on the Charter amendment outstanding or subscribed for at the time of approval.

     THIRD: Except as amended hereby, the Charter shall remain in full force and effect.


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     FOURTH: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

     FIFTH: These Articles of Amendment shall be effective with the acceptance for recording of filing by the Maryland State Department of Assessments and Taxation.

     The Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's Articles Supplementary are true in all material respects.








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        (R)Registered Trademark of Merrill Lynch & Co., Inc.



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     IN WITNESS WHEREOF, MUNIYIELD INSURED FUND, INC. has caused these
Articles to be signed in its name and on its behalf by its Vice President, a duly authorized officer of the Corporation, and attested by its Secretary as of March 3, 2000.

                                    MUNIYIELD MICHIGAN INSURED FUND, INC.



                                    By  /s/ Donald C. Burke
                                        ---------------------------------

                                        Name:  Donald C. Burke
                                        Title:  Vice President


Attest:

/s/ Alice A. Pellegrino
--------------------------
Name:  Alice A. Pellegrino
Its:   Secretary



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